Exhibit 99.1

Xenetic Biosciences, Inc. Reports Second Quarter 2024 Financial Results and Provides Business Update

–	Ongoing preclinical studies with data expected before year end

–	Focus on demonstration of DNase-based oncology program in clinical proof-of-concept studies in multiple indications

–	Ended the quarter with $7.3 million of cash to fund operations

FRAMINGHAM, MA – (August 14, 2024) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers, today reported its financial results for the second quarter of 2024.

"We remain confident in the potential of our DNase-based oncology platform and continue to advance our preclinical studies with data expected before year end. Looking ahead, we are focusing our resources on driving our pipeline towards first-in-human clinical studies and establishing proof-of-concept in multiple indications. Our goal remains unwavering and we are committed to bringing a much-needed, innovative immune-oncology treatment to patients and generating shareholder value in the near and long term," commented, James Parslow, Interim Chief Executive Officer and Chief Financial Officer of Xenetic.

Xenetic is executing on its plans to advance its DNase-based oncology program towards Phase 1 clinical development for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors.

Summary of Financial Results for Second Quarter 2024

Net loss for the quarter ended June 30, 2024 was approximately $1.3 million. Research & development expenses for the three months ended June 30, 2024 of approximately $0.9 million were relatively flat with the comparable quarter in 2023 as increases in personnel costs due to severance and benefits incurred in connection with a separation agreement entered into during the second quarter of 2024 were substantially offset by decreases in spending in connection with our pre-clinical and process development efforts related to our DNase platform. General and administrative expenses for the three months ended June 30, 2024 increased by approximately $0.2 million, or 19.5%, to approximately $1.1 million from approximately $0.9 million in the comparable quarter in 2023. The increase was primarily due to certain severance and benefits expensed in connection with a separation agreement entered into during the second quarter of 2024 partially offset by decreases in accounting and legal fees.

Additionally, the Company reported royalty payments of approximately $0.7 million related to its sublicense of the PolyXen® platform technology with Takeda in the quarter ended June 30, 2024, representing an approximate 11.6% increase over the quarter ended June 30, 2023.

The Company ended the quarter with approximately $7.3 million of cash.

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About Xenetic Biosciences

Xenetic Biosciences, Inc. is a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers. The Company's DNase platform is designed to improve outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which are involved in cancer progression. Xenetic is currently focused on advancing its systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and locally advanced or metastatic solid tumors.

For more information, please visit the Company's website at www.xeneticbio.com and connect on X, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements that we intend to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "remain," "focus", “confidence in”, “potential”, and other words of similar meaning, including, but not limited to, all statements regarding expectations for our DNase-base oncology platform, including statements regarding: ongoing pre-clinical studies with data expected before year end; focusing on demonstration of DNase-based oncology program in clinical proof-of-concept studies in multiple indications, the potential of our DNase-based oncology platform, focusing our resources on driving our pipeline towards first-in-human clinical studies and establishing proof-of-concept in multiple indications, our commitment to bringing a much-needed, innovative immune-oncology treatment to patients and generate shareholder value in the near and long term, and plans to advance our DNase-based oncology program towards Phase 1 clinical development for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors, our focus on advancing innovative immune-oncology technologies addressing hard to treat cancers, the DNase platform improving outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which are involved in cancer progression, and our focus on advancing our systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and locally advanced or metastatic solid tumors. Any forward-looking statements contained herein are based on current expectations and are subject to a number of risks and uncertainties. Many factors could cause our actual activities, performance, achievements, or results to differ materially from the activities and results anticipated in forward-looking statements. Important factors that could cause actual activities, performance, achievements, or results to differ materially from such plans, estimates or expectations include, among others, (1) unexpected costs, charges or expenses resulting from our manufacturing and collaboration agreements; (2) unexpected costs, charges or expenses resulting from the licensing of the DNase platform; (3) uncertainty of the expected financial performance of the Company following the licensing of the DNase platform; (4) failure to realize the anticipated potential of the DNase or PolyXen technologies; (5) the ability of the Company to obtain funding and implement its business strategy; and (6) other risk factors as detailed from time to time in the Company's reports filed with the SEC, including its annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. In addition, forward-looking statements may also be adversely affected by general market factors, general economic and business conditions, including potential adverse effects of public health issues, such as the COVID-19 outbreak, and geopolitical events, such as the Russian invasion of Ukraine and conflict in the Middle East, on economic activity, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new product candidates and indications, manufacturing issues that may arise, patent positions, litigation, and shareholder activism, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the Company does not undertake any obligation to update forward-looking statements, except as required by law.

Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

xbio@jtcir.com

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